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                                                           OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.__________)*



                                 The Knot, Inc.
________________________________________________________________________________
                                (Name of Issuer)


                                  Common Stock
________________________________________________________________________________
                         (Title of Class of Securities)


                                   499184 10 9
                         ______________________________
                                 (CUSIP Number)


                               December 31, 1999
________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with suspect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.




SEC 1745 (3-98)
#166455.1                              1

CUSIP NO. 499184 10 9
--------------------------------------------------------------------------------
1.  Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    David Liu
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) X
--------------------------------------------------------------------------------
3.  SEC Use only

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization    USA

--------------------------------------------------------------------------------
                   5. Sole Voting Power
                      673,383
   Number of       -------------------------------------------------------------
    Shares         6. Shared Voting Power
 Beneficially         -0-
   Owned by        -------------------------------------------------------------
Each Reporting     7. Sole Dispositive Power
    Person            673,383
     With:         -------------------------------------------------------------
                   8. Shared Dispositive Power
                      -0-
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      1,346,766*
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

                      9.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

--------------------------------------------------------------------------------
                      IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* Includes 673,383 shares of common stock beneficially owned by Carley Roney, David Liu's wife.

---------------------
CUSIP NO. 499184 10 9
---------------------

--------------------------------------------------------------------------------
1.  Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    Carley Roney

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b) X
--------------------------------------------------------------------------------
3.  SEC Use only


--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    USA
--------------------------------------------------------------------------------
                   5. Sole Voting Power
                      673,383
   Number of       -------------------------------------------------------------
    Shares         6. Shared Voting Power
 Beneficially         -0-
   Owned by        -------------------------------------------------------------
Each Reporting     7. Sole Dispositive Power
    Person            673,383
     With:         -------------------------------------------------------------
                   8. Shared Dispositive Power
                      -0-
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      1,346,766*
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)


--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

                      9.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

                      IN
--------------------------------------------------------------------------------
* Includes 673,383 shares of common stock beneficially owned by David Liu, Carley Roney's husband.

ITEM 1.
     (a)  Name of Issuer
               The Knot, Inc.

     (b)  Address of Issuer's Principal Executive Offices
               462 Broadway, 6th Floor, New York, NY 10013

ITEM 2.
     (a)-(c)   Name, Address of Principal Business Offices, and
               Citizenship/Place of Organization of Persons Filing

               (1)  David Liu
                    462 Broadway, 6th Floor
                    New York, NY 10013
                    Citizenship: U.S.A.

               (2)  Carley Roney
                    462 Broadway, 6th Floor
                    New York, NY 10013
                    Citizenship: U.S.A.

     (d)       Title of Class of Securities
                    Common Stock

     (e)       CUSIP Number
                    499184 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          N/A

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          The information in items 1 and 5 through 11 on the cover pages (pp. 2-3) of this Schedule 13G (regarding the holdings of David Liu and Carley Roney) is hereby incorporated by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N/A

ITEM 10.  CERTIFICATION

          N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that information set forth in this statement is true, complete and correct.

                                                 February 11, 2000
                                        --------------------------------------
                                                         Date

                                                    /s/ David Liu
                                        --------------------------------------
                                                       Signature


                                        --------------------------------------
                                                       David Liu


                                                 February 11, 2000
                                        --------------------------------------
                                                         Date


                                                  /s/ Carley Roney
                                        --------------------------------------
                                                       Signature

                                        --------------------------------------
                                                      Carley Roney



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of The Knot, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 11th day of February, 2000.

                                        /s/ David Liu
                                        --------------------------------------
                                        David Liu

                                        /s/  Carley Roney
                                        --------------------------------------
                                        Carley Roney